Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of September 21, 2023, among Radius Global Infrastructure, Inc., a Delaware corporation (the “Company”), APW OpCo LLC, a Delaware limited liability company, as guarantor (the “Guarantor” or “OpCo”), and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of September 13, 2021 (as amended and supplemented, the “Indenture”), pursuant to which the Company issued its 2.50% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of March 1, 2023 (the “Merger Agreement”), by and among OpCo, Chord Parent, Inc., a Delaware corporation (“Parent”), Chord Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Chord Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), pursuant to which (a) Merger Sub II will be merged with and into OpCo (the “OpCo Merger”), with OpCo surviving the OpCo Merger as a subsidiary of Parent and the Company, and (b) Merger Sub I will be merged with and into the Company, (the “Company Merger” and, together with the OpCo Merger, the “Mergers”), with the Company surviving the Company Merger as a subsidiary of Parent and, subject to the terms and conditions contained in the Merger Agreement, each share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding prior to the effective time of the Company Merger will be cancelled and automatically converted into the right to receive $15.00 in cash (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Company Common Stock without interest and less any applicable withholding taxes;

WHEREAS, the Company Merger has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company Merger constitute a Merger Event and a Make-Whole Fundamental Change;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any holders of Notes as permitted by Section 10.01(g), become convertible solely into Reference Property (as defined below);

WHEREAS, pursuant to Section 10.01, the Company has requested the Trustee to join with the Company and the Guarantor in the execution of this Supplemental Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

EFFECT OF MERGER

Section 2.01 Conversion of Notes. In accordance with Sections 10.01(g) and 14.07 of the Indenture, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such principal amount of Notes into the Merger Consideration that a holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to the Company Merger would have owned or been entitled to receive (the “Reference Property”) upon the closing of the Company Merger, which Reference Property shall be cash in an amount equal to $633.13 per $1,000 principal amount of Notes (based on a Conversion Rate of 44.2087 units of Reference Property per $1,000 principal amount of Notes and reflecting the Merger Consideration of $15.00 in cash per share of Company Common Stock), in accordance with the Indenture, at any time from, and including, the closing date of the Company Merger (the “Closing Date”). The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Guarantor and the Trustee as of the closing of the Company Merger. For the avoidance of doubt, the closing of the Company Merger is to occur on September 21, 2023. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

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Section 3.05    Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06    Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07    Successors. All agreements of the Company, the Guarantor and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.

Section 3.09    No Defaults. The Company represents and warrants that immediately after giving effect to the Mergers, no Default or Event of Default shall have occurred or be continuing under the Indenture.

Section 3.10    Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	President

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

APW OPCO LLC, as Guarantor

By	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	President

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S. Bank National Association), as Trustee

By	/s/ Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to Supplemental Indenture]